Exhibit 10.17

Execution Copy

September 19, 2008

Conbulk Corporation

c/o Palmosa Shipping Corporation

107 A. Papanastasiou Street

Kastella-Piraeus, Greece 18533

[                                                    ]

AGREEMENT made this 19th day of September, 2008 by and between Conbulk Corporation, a Marshall Islands corporation (the “Company”), and Raven International Corp., a Marshall Islands corporation (the “Consultant”).

By which, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.             The Company.  The Company will initially be engaged, directly and/or through subsidiaries, in the ownership, operation and management of feeder sector container vessels trading worldwide, and may in the future engage in the ownership, operation and/or management of cargo vessels in other sectors.

2.             Engagement.  The Company hereby engages the Consultant to act as consultant for the Company and for any of the Company’s affiliates or subsidiaries (collectively the “Conbulk Group Affiliates”) and to develop new business for the Company and the Conbulk Group Affiliates outside of Greece and the Consultant hereby agrees to such engagement.  The work of Consultant shall be performed by Mr. [                              ], the principal of the Consultant (the “Principal”).

3.             Duration.  The duration of the engagement shall be for a term of five (5) years, commencing on the Effective Date, as such term is defined in Section 17 below, and ending (unless terminated earlier on the basis of any other provision of this Agreement) on the day before the fifth (5th) anniversary of the Effective Date (such period as it may be extended is referred to as the “Term”).  Thereafter the Term shall automatically renew for successive one year terms, unless the Consultant or the Company provides written notice not less than ninety (90) days prior to the expiration of any such Term of the Consultant’s or the Company’s intent not to renew for a successive one year Term.  Notwithstanding the foregoing, the Term shall terminate if any party terminates the Consultant’s engagement hereunder in accordance with the terms of Section 8 below.

4.             Duties.  The Consultant’s duties shall be the development of new business outside of Greece.  The Consultant shall at all times act in the best interests of, and owe its duties to, the Company and the Conbulk Group Affiliates.  The Consultant shall report directly to the Board of Directors of the Company (the “Board”).

5.             Hours of Work.  During the Term, the Consultant shall devote the requisite amount of time, attention and energy to the business and affairs of the Company as necessary to fulfill its duties and responsibilities as may be assigned to it by the Board, and in the absence of such assignment, such duties, responsibilities and authority as are customary to those positions to which its has been appointed.  The Consultant agrees that it shall not engage in or be interested in any capacity in any activity that is contrary to the interests of the Company, or that is reasonably deemed by the Company to be harmful to the Company’s business interests, unless such activity is fully disclosed and approved in writing prior to the undertaking by the Board.  To the extent that it does not interfere with the Consultant’s duties hereunder, the Consultant may (A) engage in charitable, educational or community affairs; (B) manage passive investments; and (C) engage in any other activities that do not compete with the interests of the Company or the Conbulk Group Affiliates.

6.             Fee.

In consideration of its services hereunder, the Consultant shall be paid as follows:

a.             Base Fee.  For each calendar month during the Term or part thereof, the Consultant shall be paid a base fee of not less than EURO [                 ], on an annualized basis (less all applicable deductions and withholdings).  The Consultant’s base fee shall be subject to review and increase by the Board or by an appropriate committee of the Board on an annual basis.  The base fee shall be paid to the Consultant on a monthly basis at the end of each calendar month.

b.             Discretionary Bonus.  For each calendar year during the Term or part thereof, the Consultant shall be eligible to receive a discretionary cash bonus upon successful development of any new business or increase in the Company’s and/or Conbulk Group Affiliates’ business as determined by the Board or a committee thereof.  The discretionary cash bonus, if any, shall be paid annually at the end of each calendar year.

7.             Expenses.  The Company shall reimburse the Consultant for all reasonable out-of-pocket business expenses, including travel, incurred in the performance of its duties under this Agreement, in accordance with the Company’s expense reimbursement guidelines, as they may be amended from time to time.

8.             Termination.

(a)           This Agreement may be terminated in the following manner:

(i)            at the end of the Term in the manner provided in Section 3 of this Agreement;

(ii)           by the mutual agreement of the parties, at any time;

(iii)          by the Company at any time with Cause, as defined under (b) of this Section 8, below;

(iv)          by either party for any material breach of its respective terms and provisions by the other party;

(v)           by the Consultant upon a “Change of Control” of the Company, as defined under (c) of this Section 8, below; or

(vi)          upon the termination of any employments, consultancy or similar services agreement between the Company and the Consultant or between the Company and the Principal.

(b)           It is expressly agreed that any of the following shall constitute Cause permitting termination by the Company:

(i)            Unreasonable failure by the Consultant to perform its duties, as fixed from time to time by the Board;

(ii)           Infringement of the obligation of confidentiality and the obligation of non competition, as below described in Sections 10 and 11; or

(iii)          Engagement in unacceptable activities including by way of indication and not limitation (A) willful or deliberate failure to perform Consultant’s duties, (B) material breach of the terms of this Agreement, (C) dishonesty, willful misconduct or fraud in connection with the performance of Consultant’s duties, or in any way related to the business of the Company or the Conbulk Group Affiliates; (D) conviction of any crime involving moral turpitude, (E) engaging in conduct materially injurious to the business, reputation or goodwill of the Company or the Conbulk Group Affiliates.

For purposes of Subsection 8(b), the act or omission of the Principal of any of the items set forth in Subsection 8(b)(i) through (iii) shall be deemed to constitute an act or omission of the Consultant.

(c)           For purposes of this Section 8, a “Change of Control” shall be deemed to have occur upon any of the following:

(i)            the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, other than a disposition to any Conbulk Group Affiliate that does not result in a change in the equity holdings of the Company;

(ii)           the adoption by the Company’s Board of a plan of liquidation or dissolution;

(iii)          The consummation of any transaction in which any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or a Conbulk Group Affiliate (or any entity which the Company or a Conbulk Group Affiliate directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act)), acquires the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the outstanding voting stock of the Company;

(iv)          the Company consolidates with, or merges into, any person (other than any Conbulk Group Affiliate), or any such person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding common shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where the Company’s common shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; or

(v)           the first day on which a majority of the members of the Board of Directors consists of individuals other than “Incumbent Directors”, which term means for purposes of this Agreement, the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

(d)           The employment shall cease if the Principal dies or becomes permanently disabled. In the event that the Principal’s ability to provide the services of the Consultant hereunder ceases because of his death or disability during the Term of this Agreement, subject to the terms of subparagraph (f) of this Section, the Consultant (or its representative or successors) shall be entitled to receive any payments that have been earned and are due and payable as of the termination date, but have not yet been paid.  For purposes of this Agreement permanent disability shall be mean the Principal’s inability to perform his duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical, mental, or emotional incapacity.

(e)           In the event that this Agreement is terminated without cause, other than in accordance with subparagraph (d) of this Section 9, or there is a material breach by the Company of the terms of this Agreement, giving the right of termination to the Consultant, the Consultant shall be entitled to a lump sum fee, payable upon termination of this agreement, of an amount equal to two times the annual base fee payable pursuant to Section 6(a), above, of the full fiscal year immediately preceding the date of termination.  The Consultant shall be entitled to the above payments provided that it is not in default of its obligations hereunder.

(f)            The Consultant agrees that no payment shall be made to it (or its representative or successors) pursuant to subparagraphs (d) or (e) of this Section unless it (or its representative or successors) executes and does not revoke a release in a form reasonably satisfactory to the Company and its counsel in favour of the Company and/or the Conbulk Group Affiliates and all related entities and each of their current and former officers, directors, employees and agents from any and all claims related to the Consultant’s engagement or the termination of this Agreement permitted to be released by applicable law.

9.             Representations by the Consultant.  The Consultant represents and warrants the following:

(a)           The Consultant has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Consultant hereunder; this Agreement and the consummation by the Consultant of the transactions contemplated hereby has been duly and validly authorized by all necessary actions of the Consultant; this Agreement has been duly executed and delivered by the Consultant; and assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against the Consultant in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement by the Consultant, nor the consummation of the transactions contemplated hereby by the Consultant, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Consultant.  The Consultant is not in breach of any agreement requiring the preservation of the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and neither the execution of this Agreement nor the performance by the Consultant of its obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which the Consultant is a party or to which the Consultant may be subject.

10.           Confidentiality.  Except as directed in writing, the Consultant will not disclose or use at any time, either during the period of this Agreement or thereafter, any Confidential Information (as defined below) of which it is or becomes aware, except to the extent required by applicable law. The Consultant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information relating to the vessels of the Company and/or the Conbulk Group Affiliates that is not generally known to the public or that is used or developed by the Company including, without limitation, all products and services, fees, costs and pricing structures, financial and trading information, accounting and business methods, analyses, reports, data bases, computer software (including operating systems, applications and program listings), manuals and documentation, customers and clients and customer and client lists, account files, travel agents and travel agent lists, charter contracts, salesmen and salesmen lists, technology and trade secrets and all similar and related information in whatever form relating to the business of the Company and/or the Conbulk Group Affiliates, provided however, that the Consultant may disclose or use Confidential Information at the direction of the Company.

11.           Obligation of Faith and Non – Competition; Corporate opportunities.

(a)               The Consultant, during the Term of this Agreement and for a period of twelve (12) months following the Term of this Agreement, shall not assume obligations or participate in any capacity (whether as a consultant, partner, investor, advisor or otherwise), either directly or indirectly, for its own account or for the account of another person or legal entity, in any business activity relating to the feeder container vessel sector or such other sector or sectors as the Company or the Conbulk Group Affiliates may be engaged in the future, without express specific written permission of the Company.

(b)               The Consultant further agrees, during the Term of this Agreement and for a period of twelve (12) months following the Term of this Agreement, not to:

(i)                with respect to deals or transactions under consideration at the time of termination of the engagement, solicit, induce or encourage any existing or potential client or counterparty of the Company and/or a Conbulk Group Affiliate to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise;

(ii)               hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of the Company or a Conbulk Group Affiliate or who was such an employee at any time during the final year of the Consultant’s engagement;

(iii)              assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise; or

(iv)              encourage any such person to terminate his or her employment, without the express written consent of the Company.

(c)               The Consultant recognizes that due to the nature of its work it has an increased obligation of good faith. More specifically:

(i)            No publications, conferences, declarations, etc., having to do with the Company or the Conbulk Group Affiliates or any other related companies shall be made by the

Consultant without the previous written permission of the Board or the Executive Committee unless in the ordinary course of business and in order to further the Company’s goals;

(ii)           The Consultant shall handle with honesty and care all monetary sums, titles, checks, etc., that would come to its possession or administration in its capacity as a Consultant to the Company;

(iii)          The Consultant must at all times behave in a manner that shall not offend the business image and fame of the Company or the Conbulk Group Affiliates;

(iv)          The Consultant shall inform the appropriate officers of the Company about any illegal act or irregularity that comes to its actual knowledge;

(v)           The Consultant must abstain from any act which would create, or that could be interpreted to create, liens towards third parties to the detriment of the interests of the Company or the Conbulk Group Affiliates; and

(vi)          The same obligations of the Consultant apply towards the Conbulk Group Affiliates as well as the Company, whether expressly spelled out above or not.

(d)               The Consultant acknowledges that the foregoing limitations are reasonable under the circumstances.

(e)               The Consultant agrees not to take personal advantage of any business opportunities relating to the ownership or operation of container vessels in the feeder sector, or such other shipping sector in which the Company or the Conbulk Group Affiliates may then be engaged, which arise during the Term of this Agreement which could reasonably be expected to be business opportunities that the Company or a Conbulk Group Affiliate might pursue.

12.           Assignments.  This Agreement and the Consultant’s rights and obligations hereunder, may not be assigned by the Consultant.  Any purported assignment in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company, it being understood that the Company’s rights extend to the Conbulk Group Affiliates; provided, however, that in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets and business, whether by merger, consolidation or otherwise, the Company shall assign this Agreement and its rights hereunder to the successor to its assets and business.

13.           Notices.  Every notice, request, demand or other communication under this Agreement shall:

(a) be in writing delivered personally, by courier or served through a process server;

(b) be deemed to have been when delivered personally or through courier or served at the address below; and

(c) be sent:

(i) If to the Company, to:

Conbulk Corporation

c/o Palmosa Shipping Corporation

107 A. Papanastasiou Street

Kastella-Piraeus, Greece 18533

Attn: Stefanos Kardamakis
email: skardamakis@conbulk.gr

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza

New York, New York 10004

Attn: Derick Betts, Esq.
Facsimile:  212-480-8421
email: betts@sewkis.com

(ii) If to the Consultant, to:

Raven International Corp.

c/o Seward & Kissel LLP
One Battery Park Plaza

New York, New York 10004

Attn: Derick Betts, Esq.
Facsimile:  212-480-8421
email: betts@sewkis.com

or to such other person or address, as is notified by the relevant party to the other parties to this Agreement and such notification shall not become effective until notice of such change is actually received by the other parties. Until such change of person or address is notified, any notification to the above addresses are agreed to be validly effected for the purposes of this Agreement.

14.           Amendments to this Agreement.  No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties. The headings in this Agreement do not form part thereof and have been included for convenience only.

15.           Rights under the Law. Nothing in this Agreement will deprive any party from having or exercising any of its rights under the law, unless they may be lawfully waived and have been waived by the terms of this Agreement.

16.           Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when executed shall be deemed to be an original and all of such counterparts together shall constitute but one and the same instrument.

17.           Effectiveness. This Agreement will only come into effect immediately after the consummation of the merger (the “Merger”) of the Company and Arcade Acquisition Corp., a Delaware corporation, (the “Effective Date”).  If the Merger shall not have occurred prior to 11:59 p.m. New York time, on January 30, 2009, this Agreement shall be null and void and shall have no further affect on any party hereto.

18.           Entire Agreement.  This Agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written with respect to such subject matter.

19.           Governing Law and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the law of the State of New York.

(b)           The parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of New York, NY, USA, in connection with any dispute which may arise out of or is related to this Agreement.

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AS WITNESS the parties signed the present document the day and year first above written.

For and on behalf of,

CONBULK CORPORATION

By:
Title:

[ ]

By:
Title:

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